                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made this 15th day of June, 1998, by and between Demeter BioTechnologies Ltd., a Colorado corporation ("Corporation"), and Dr. Jesse M. Jaynes ("Employee").


NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this agreement and intending to be legally bound, the Parties to this agreement agree as follows:


                                   BACKGROUND


A. The Corporation is engaged in the business of research and development of lytic peptides and related substances ("Corporation's Peptide Technology") for agricultural, nutritional, medical and other possible commercial applications (the "Corporation's Business").

B. The Employee is an employee, shareholder, director and officer of the Corporation, and is a party to that certain Technology Transfer Agreement dated July 1992 by and between Employee and the Corporation (the "Technology Transfer Agreement").

C. The Corporation and the Employee desire to set forth in writing the terms under which the Employee will continue his employment relationship with the Corporation.

SECTION 1. EMPLOYMENT. The Corporation agrees to employ the Employee and the Employee agrees to accept the employment in accordance with the terms and conditions described in this Agreement.

SECTION 2. DUTIES. The Employee shall serve as Vice President of Technology Development, Chief Scientific Officer of the Corporation and, in addition to accepting such employment, agrees to perform such duties as may be set from time to time by the President of the Corporation, subject however, to directions from the Board of Directors of the Corporation, such duties to include (i) the generation and development of new molecular compounds and substances related to the business of the Corporation, documentation thereof and direct participation and assistance in the preparation and pursuit of patent rights thereon, (ii) development of potential applications utilizing such molecular compounds and substances as may be developed by the Corporation or in conjunction with its authorized collaborators, (iii) participation and assistance with the research efforts of the Corporation's licensees, collaborators and research partners and (iv) such other duties and services assigned to him from time to time by the Board of Directors of the Corporation or its designee. The Employee shall make available to the Corporation his best efforts, knowledge, and experience. The Employee shall use his full time, best efforts, skills and abilities to faithfully and diligently perform and manage the research functions of the Corporation as directed by the President of the Corporation and its Board of Directors.

SECTION 3. EXTENT OF SERVICES.

3.1 Except to the extent otherwise provided in this Agreement, the Employee shall devote his full time, attention, and energies to the performance of his duties and shall not be engaged in any other business activity, whether or not pursued for gain, profit or other pecuniary advantage. The Employee shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at the Corporation's offices in Pittsburgh, Pennsylvania, or at such other place or places and at such times as the needs of the Corporation may from time-to-time require.

3.2 The Corporation enthusiastically supports the Employee's interest in creating a charitable foundation ("the Foundation") to foster certain research for the benefit of underdeveloped and developing nations of the world and agrees that, notwithstanding any other provision in this Agreement, the Employee may spend up to two business days a month in furtherance of the Foundation and its research activities. The Employee and the Corporation agree to attempt in good faith to coordinate the incidence of such days and minimize any conflicts and disruption resulting from such activities.

3.3 In order to facilitate the establishment and operation of the Foundation, the Corporation agrees to retain competent tax and legal advisors to advise the Corporation and the Employee as to procedures required for the creation and management of the Foundation. This advice shall include the requirements to obtain and maintain a favorable tax exempt status ruling from the Internal Revenue Service. This advice shall be sought as soon as is practicable, in light of the Corporation's contemplated move of its offices to Pittsburgh, Pennsylvania. Furthermore, the Corporation agrees to negotiate in good faith with the Employee, subject to the rights of any third parties, the terms of a license agreement pursuant to which the Foundation would be granted a non-exclusive license to use certain of Corporation's Peptide Technology (the "Licensed Technology") for certain to be agreed-upon applications within the countries listed on Exhibit A attached to this Agreement. The Foundation may seek funding and/or grants to further its research efforts related to the Licensed Technology from third parties so long as no associated commercialization rights are given to such third parties and such third parties have agreed to appropriate non-disclosure or use restrictions with respect to the Licensed Technology.

3.4. The Employee's work for or with the Foundation shall not be deemed to violate Section 7 or Section 9 of this Agreement.

SECTION 4. TERM. Unless earlier terminated, the initial term of this Agreement shall begin on June 1st, 1998 ("Effective Date"), and shall continue for a five
(5) year period (the "Initial Term"). After the Initial Term, this Agreement will automatically renew on such terms and conditions as are in effect at the time of renewal or as may be agreed between the Parties unless either the Employee or the Corporation elects not to renew this Agreement and notifies the other party in writing at least ninety (90) days prior to the expiration date hereof.

SECTION 5. COMPENSATION.

5.1 Base Compensation. The Employee will receive a base salary of One Hundred Twenty Thousand Dollars ($120,000.00) per year, payable in accordance with the Corporation's standard payroll procedures and Federal, State, and local employment tax regulations. The Employee's

Base Compensation will be reviewed at least annually by the Corporation's Compensation Committee of the Board of Directors and increases, if any, will be made at the sole discretion of the Board of Directors.

5.2 Bonuses and Profit Sharing. The Employee shall be eligible for performance-based bonuses, but there is no assurance that bonuses will be paid. Bonuses will be paid, if at all, in the sole discretion of the Corporation's Board of Directors. The Employee shall be eligible for participation in any Stock Option Plans established from time to time by the Corporation.

5.3 Patent Registration Bonuses. As an incentive to further its research and the development of patent worthy compounds, processes and/or methodology, the Corporation agrees that during the term of this Agreement and any renewals or extensions thereof the Employee will receive for each invention made (solely or jointly) by him which results in issuance of one or more United States or Foreign patents with potential commercial application a Patent Registration Bonus. For patents applied for after June 1, 1998 and issuing on or after June 30, 1999, the amount of such Patent Registration Bonus shall be not less than [Twenty-Five Thousand Dollars ($25,000.00)] and not greater than Fifty Thousand Dollars ($50,000.00), such amount to be determined by the Board of Directors of the Corporation (or its committee designee) in its sole discretion. For patents applied for after June 1, 1998 and issuing before June 30, 1999, the amount of such Patent Registration Bonus shall be not less than Five Thousand Dollars ($5,000.00) and not greater than Fifty Thousand Dollars ($50,000.00), such amount to be determined by the Board of Directors of the Corporation (or its committee designee) in its sole discretion. The parties recognize that there may be a question regarding the number of inventions in any family of patents, and the parties agree to negotiate this matter in good faith. The Employee's right to a Patent Registration Bonus shall only be applicable (i) to patents that have been assigned to the Corporation and (ii) if the Employee shall not have, prior to the date of issuance of the patent, voluntarily resigned from his employment with the Corporation.

5.4 Benefits. For 1998, the Employee shall receive 10 working days vacation, any or all of which may be carried over into the subsequent year. For all other years, the Employee shall receive 20 working days vacation a year, 10 days of which may be carried over into the subsequent year. For purposes hereunder, "working days" refers to Monday through Friday, exclusive of weekends and holidays observed by the Corporation as determined by the Board of Directors. In addition the Employee shall receive comparable sick leave, group medical insurance and other fringe benefits as are made available to other full-time employees of the Corporation as may be from time to time established by the Board of Directors of the Corporation.

5.5 Life Insurance. The Corporation shall maintain a life insurance policy with death benefits of One Million Dollars ($1,000,000.00) for the benefit of Employee's wife and children. The Corporation, in its sole discretion, may acquire multi-year fixed premium or annual premium term insurance in order to meet this obligation to the Employee. In the event a multi-year fixed premium policy is utilized, the Corporation is obligated only for such premiums as may become due and payable during the term of this Agreement, and the Employee shall have the absolute right to continue coverage under the policy at his own expense upon the termination of the Employee's employment with the Corporation. The Employee acknowledges the income tax effect of and the Corporation's reporting requirements on the excess life insurance benefits over Fifty Thousand Dollars ($50,000.00) and accepts full responsibility for payment of the income tax liability thereon.

5.6 Expenses. The Corporation shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in fulfilling his duties under this Agreement. The Employee shall provide the Corporation with written evidence of such expenses as required for compliance with the Internal Revenue Code (as amended), and the Employee shall fully comply with the Corporation's policies regarding pre-authorization of expenditures as may be defined from time to time by its Board of Directors. The Employee agrees to reimburse the Corporation immediately for any expense reimbursement to the Employee that is disallowed by the Internal Revenue Service, which reimbursement may not be waived by the Corporation.

5.7 Relocation and Temporary Living Expenses. The Corporation shall pay all expenses reasonably incurred by the Employee in relocating his family to Pittsburgh, Pennsylvania, including normal closing costs, normal and customary real estate commissions on the sale of his house, moving expenses, the cost of three (3) trips to Pittsburgh for his wife and other family members residing at home to look for housing, plus Ten Thousand Dollars ($10,000.00) to cover incidental moving expenses. In addition, for a period of up to twelve (12) months, the Corporation shall reimburse the Employee for his properly reported temporary housing expenses and travel expenses provided that such expenses shall not exceed [Two Thousand Dollars ($2000) per month].

SECTION 6. TERMINATION.

6.1 For Cause. The Corporation may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall include: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) gross neglect or intentional disregard of Employee's duties under this Agreement or any other material violation by the Employee of this Agreement which is not cured with thirty (30) days after written warning from the Corporation; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony;
(d) conviction of any crime involving moral turpitude; (e) gross insubordination or repeated insubordination after written warning from the Corporation; (f) unauthorized disclosure by the Employee of the confidences of the Corporation; or (g) material and continuing failure by the Employee to perform the duties described in Section 2 above in a quality and professional manner for forty five
(45) days after written warning from the Corporation. Upon termination for cause, the Corporation's sole and exclusive obligation will be to pay the Employee his compensation for a period of one (1) month after the date of termination and the amount of any unused vacation or sick leave benefits earned through the date of termination.

6.2 Upon Death. In the event of the Employee's death during the term of the this Agreement, the Corporation's sole and exclusive obligation will be to pay to the Employee's spouse, if living, or to his estate, if his spouse is not then living, the Employee's compensation for a period of two (2) months after the date of death and the amount of any unused vacation or sick leave benefits earned through the date of death.

6.3 Upon Disability. The Corporation may terminate the Employee's employment upon the Employee's total disability. The Employee shall be deemed to be totally disabled if he/she is unable to perform his duties under this Agreement by reason of mental or physical illness or accident. Upon termination by reason of the Employee's disability, the Corporation's sole and exclusive obligation will be to continue to pay the Employee his compensation for a period of six (6) months after the date of disability, plus the amount of any vacation and sick leave benefits earned through the date of termination disability.

6.4 Without Cause. During the Term of this Agreement and only by action of its Board of Directors, the Corporation may terminate the Employee's employment without cause upon sixty (60) days written notice and with a continuation of payment to the Employee of his salary after termination for (i) twelve (12) months salary if the Employee has previously relocated his family to Pittsburgh, Pennsylvania or (ii) six (6) months if the Employee has not yet relocated his family to Pittsburgh, Pennsylvania, plus the amount of any unused vacation or sick leave benefits earned through the date of termination.

6.5 By the Employee. The Employee may terminate this Agreement at any time upon sixty (60) days written notice to the Corporation.

6.6 Termination by the Board of Directors. Any determination to terminate the Employee's employment under this Section 6 shall be made only by the Board of Directors of the Corporation.

SECTION 7. COVENANT NOT TO COMPETE.

7.1 Covenant. During the term of this Agreement and for one year thereafter the Employee will not directly or indirectly:

         7.1.1 enter into or attempt to enter into the "Restricted Business" (as defined below);

         7.1.2 induce or attempt to persuade any employee, agent, manager, consultant, director, or other participant in the Corporation's Business to terminate such employment or other relationship in order to enter into any relationship with the Employee, any business organization in which the Employee is a participant in any capacity whatsoever, or any other business organization in competition with the Corporation's Business; or

7.2 Indirect Activity. The term "indirectly," as used in Section 7.1 above, includes acting as a paid or unpaid director, officer, agent, representative, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner.

7.3 Restricted Business. The term "Restricted Business" means any business which is engaged in selling products and rendering services which directly compete with any product or service of the Corporation, or any prduct or service under development by the Corporation or related to the Corporation's. Nevertheless, the Employee may own less than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities of such corporation are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

SECTION 8. SEVERABILITY. The covenants set forth in Section 7 above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the Parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable protectable interests of the Corporation and the Employee. The substitute provision shall be incorporated into this Agreement. If the Parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

SECTION 9. CONFIDENTIALITY. The Employee acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation.

9.1 Information. The information includes but is not limited to research techniques, funding sources, trade secrets and other patent worthy information, marketing plans, pricing data, product plans, contracts, customer lists, mailing lists, goodwill, miscellaneous confidential information, or other intangible intellectual or otherwise propriety property used or useful in connection with the Corporation's Business whether in written, photographic, digital, or in any other form of storage or retention as may be used by the Corporation.

9.2 Authorized Use. All such information shall be deemed confidential to the extent not publicly known. The Employee agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only in connection with fully authorized activities pursuant to this agreement or lawful order of a court, exchange or other governmental authority of competent jurisdiction, and agrees that he shall not use such information for his own personal benefit or for the benefit of third Parties in any fashion.

SECTION 10. REMEDIES. The Employee acknowledges that monetary damages would be inadequate to compensate the Corporation for any breach by the Employee of the covenants set forth in Sections 7 and 9 above. The Employee acknowledges that the claim for the payment of any damages for breach of the provisions contained shall not preclude the Corporation from seeking injunctive relief or other forms of relief as may be obtained in a court of law or equity, but that the Corporation, in lieu of or in addition to the remedy of damages, may seek injunctive relief prohibiting the Employee from breaching provisions in Sections 7 and 9 of this Agreement.

SECTION 11 NOTICES. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or upon receipted delivery via courier, insured parcel delivery service, Federal Express, registered or certified U.S. mail, all postage prepaid and addressed to the Party at the address stated in this Agreement or such other address as either Party may designate by written notice to the other. Notice by facsimile shall be effective as of the date and time transmitted provided the sending Party maintains written evidence that the transmission was initiated and completed during normal business hours, was successfully received by the addressee, and was in a legible format.

SECTION 12 NO RELEASE. The terms of Sections 7 and 9 shall survive the termination or expiration of this Agreement and the termination of this Agreement or the expiration of the term of this Agreement shall not release either Party from any obligations under Sections 7 and 9 or remedies pursuant to
Section 10.

SECTION13 WAIVER. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

SECTION 14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 15 DISPUTE RESOLUTION.

15.1 Mandatory Mediation. Except for any controversy or claim relating to a threatened or actual unauthorized use or disclosure of proprietary information, the parties shall attempt in good faith to resolve by mediation any dispute arising out of or relating to this Agreement. Either party may initiate a mediation proceeding by a request in writing to the other party. Thereupon, both parties will be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources ("CPR"), with the following exceptions:

         (i) If the parties have not agreed within 30 days of the request for mediation on the selection of a mediator willing to serve, the Center for Public Resources, upon request of either party, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

         (ii) efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (a) a written settlement is reached, or (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) the parties agree in writing that in impasse has been reached.

         Neither party may withdraw before the conclusion of the proceeding. The parties regard the obligation to mediate an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either party, the other party may bring an action to seek enforcement of the obligation in any court of law having jurisdiction.

15.2 Arbitration. Except for any controversy or claim relating to a threatened or actual unauthorized use or disclosure of proprietary information, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by mandatory mediation between the parties, shall be resolved by final and binding arbitration under the rules of the American Arbitration Association then obtaining; provided, however, that any request for arbitration is filed within 90 days after the mediation procedures of Section 15.1 have been concluded. The matter shall be settled by a panel of three (3) to be designated by the parties who possess business experience, provided however if the matter involves the Corporation's Peptide Technology, such panel shall be comprised of individuals who are also knowledgable as to technology issues. The judgment of the panel may be entered in any court having jurisdiction of the matter. Any decision of the panel shall be final and binding, and except in cases of fraud or gross misconduct of the arbitrator, the decision rendered shall not be appealable. The prevailing party in the arbitration shall be entitled to recover attorney's fees, all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the arbitration's cost and the fees of the panel. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement.

SECTION 16 AGREEMENT BINDING. This Agreement shall be binding upon the respective heirs, executors, administrators, successors and assigns of the Parties hereto.

SECTION 17 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

SECTION 18 EXISTING AGREEMENTS. Nothing in this Agreement is intended to modify or otherwise affect the obligations of the Parties to this Agreement under the terms of the Technology Transfer Agreement between the Corporation and the Employee.

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.


ATTEST:                             DEMETER BIOTECHNOLOGIES LTD.


/s/ Richard D. Ekstrom              By: /s/ Richard D. Ekstrom
----------------------                  -------------------------
Title: President                        President



WITNESSED BY:                       EMPLOYEE


/s/ Donald A. Guthrie                   /s/ Jesse M. Jaynes
----------------------                  -------------------------